As filed with the Securities and Exchange Commission on December 17, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

UNITY BANCORP, INC.

 (Exact Name of Registrant as Specified in Its Charter)

NEW JERSEY

(State or Other Jurisdiction of Incorporation or Organization)

22-3282551

(I.R.S. Employer Identification No.)

64 OLD HIGHWAY 22, CLINTON, NJ 08809

(Address of Principal Executive Offices)    (Zip Code)

UNITY BANCORP, INC. 2004 STOCK BONUS PLAN

(Full Title of the Plan)

James A. Hughes

President and Chief Executive Officer

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

(Name and Address of Agent for Service)

(908) 730-7630

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, no par value per share	100,000	$12.11	$1,211,000	$142.53

(1)           In addition, this Registration Statement also relates to such indeterminate number of additional shares of Common Stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (h)(1) promulgated under the Securities Act of 1933, and based on the average high and low price of the Registrant’s common stock on the NASDAQ National Market on December 13, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents have been filed by Unity Bancorp, Inc., a corporation organized under the laws of the State of New Jersey (the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference (File No 001-12431):

(a)       Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 26, 2004;

(b)       Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 (filed on May 14, 2004), June 30, 2004 (filed on August 13, 2004), and September 30, 2004 (filed on November 10, 2004);

(c)       Current Reports on Form 8-K filed on January 27, 2004, February 3, 2004, March 23, 2004, April 22, 2004, May 28, 2004, June 2, 2004, June 28, 2004, July 7, 2004, July 27, 2004, July 29, 2004 (two reports), September 30, 2004, October 21, 2004, November 3, 2004, November 5, 2004, December 2, 2004 and December 8, 2004; and

(d)       The description of the Company’s Common Stock, no par value per share, contained in the Registration Statement on Form 8-A filed on September 15, 1998, including any amendment or report filed for the purpose of updating that description.

Information in Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K (or under Item 9 or Item 12 prior to August 23, 2004) is not incorporated herein by reference.

In addition, all documents filed subsequent to the date hereof by the Registrant (other than information in Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K, or under Item 9 or Item 12 prior to August 23, 2004, unless otherwise indicated therein) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from their respective dates of filing; provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.          Description of Securities.

Not applicable.

ITEM 5.          Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.          Indemnification of Directors and Officers.

Section 14A:3-5 of the New Jersey Business Corporation Act (“NJBCA”) gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (a “corporate agent”) against expenses and liabilities incurred in connection with certain proceedings involving the corporate agent by reason of his being or having been such a corporate agent, provided that the corporate agent must have acted in good faith and in the manner reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.  In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct.  Subject to certain limitations, the indemnification provided by the NJBCA does not exclude any rights to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise.  No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings, is permitted if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

Article Ninth of the Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NJBCA.

Article Ninth of the Company’s Certificate of Incorporation requires that the Company indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article Ninth of the Company’s Certificate of Incorporation requires that the Company indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no indemnification is permitted in respect of any person adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity.

The Company has entered into indemnification agreements with all of its directors providing contractual rights to indemnification consistent with Article Ninth of the Company’s Certificate of Incorporation.  In addition, policies of insurance are maintained by the Company under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 7.          Exemption from Registration Claimed.

Not Applicable.

ITEM 8.          Exhibits.

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 9.          Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

The Registrant and each person whose signature appears below appoints James A. Hughes and Alan J. Bedner, Jr. as attorneys-in-fact with full power of substitution, severally, to execute in their respective names and on behalf of the Registrant and each such person individually and in each capacity stated below, one or more amendments (including post-effective amendments) to the Registration Statement as the attorney-in-fact and in the premises each deems appropriate and to file any such amendment to the Registration Statement with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of New Jersey, on this 16th day of December, 2004.

UNITY BANCORP, INC.

/s/ James A. Hughes
James A. Hughes
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Hughes	President, Chief Executive Officer,
James A. Hughes	and Director	December 16, 2004
(Principal Executive Officer)

/s/ Alan J. Bedner, Jr.
Alan J. Bedner, Jr.	Executive Vice President and Chief
Financial Officer
	(Principal Financial and Accounting	December 16, 2004
Officer)

/s/ David D. Dallas
David D. Dallas	Chairman of the Board,	December 16, 2004
Director

/s/ Charles S. Loring
Charles S. Loring	Director	December 16, 2004

/s/ Frank Ali
Frank Ali	Director	December 16, 2004

/s/ Mark S. Brody
Mark S. Brody	Director	December 16, 2004

/s/ Donna S. Butler
Donna S. Butler	Director	December 16, 2004

/s/ Robert H. Dallas, II
Robert H. Dallas, II	Director	December 16, 2004

/s/ Samuel Stothoff
Samuel Stothoff	Director	December 16, 2004

/s/ Peter E. Maricondo
Peter E. Maricondo	Director	December 16, 2004

/s/ Wayne Courtwright
Wayne Courtwright	Director	December 16, 2004

/s/ Peter P. DeTomasso
Peter P. DeTommaso	Director	December 16, 2004

/s/ Allen Tucker
Allen Tucker	Director	December 16, 2004

EXHIBIT INDEX

Exhibit No.
4.1*	Certificate of Incorporation of UB Newco Corp. (now known as Unity Bancorp, Inc.)
4.2**	Bylaws of the Registrant
4.3**	Form of Common Stock Certificate
4.4***	Unity Bancorp, Inc. 2004 Stock Bonus Plan
4.5	Form of Share Bonus Award Certificate

5.1	Opinion of McCarter & English, LLP
23.1	Consent of McCarter & English, LLP (contained in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney (included on the signature page hereto)

*	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on July 22, 2002 and incorporated by reference herein.

**	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K filed on March 26, 2003 and incorporated by reference herein.

***	Previously filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the Annual Meeting of Shareholders filed on April 15, 2004 and incorporated by reference herein.